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Exhibit 99.2 - Press Release dated October 7, 1994



FOR IMMEDIATE RELEASE
October 7, 1994


HUBCO, INC. AND JEFFERSON NATIONAL BANK SIGN DEFINITIVE AGREEMENT

     UNION CITY, NEW JERSEY, OCTOBER 7, 1994 -- HUBCO, Inc. (NASDAQ; HUBC) and Jefferson National Bank announced today that they had signed a Definitive Agreement for HUBCO to acquire Jefferson for common stock worth approximately $10 million. Under the terms of the Agreement, Jefferson shareholders will receive
1.91 shares of HUBCO stock for each share of Jefferson stock which they own, subject to certain collar provisions which will apply in the event that HUBCO's average selling price (during a specified period prior to the effective date of the merger) falls below $19.34 per share or increases above $26.16 per share and subject to adjustment for certain other events. The acquisition will be treated as a "pooling of interests" for accounting purposes.

     Jefferson National Bank, headquartered in Passaic, has assets of approximately $100 million and four branches serving Clifton and Passaic.

     HUBCO's President and Chief Executive Officer, Kenneth T. Neilson, commented "We are pleased that Jefferson has chosen to join HUBCO. During the past two years, the management team at Jefferson has made solid progress toward resolving the difficulties which grew out of the depressed real estate market a few years ago.

The merger will enhance HUBCO's market presence in Passaic County, one if its primary service areas."

     Jefferson's Chairman, Raymond Sisco, and Joseph Greco, its President, stated "We are delighted that we have been able to provide this opportunity to our shareholders. At HUBCO's current market price, the 1.91 exchange ratio creates approximately $43.00 in value for each share of Jefferson common stock. We believe that this transaction provides each of our shareholders with an opportunity to be part of a vibrant banking organization that is positioned to provide a wide range of banking services and products to the communities that Jefferson and HUBCO serve."

     The management of HUBCO, Inc. and Jefferson National Bank said they expect the merger to close in the first quarter of 1995. The Agreement, which provides for certain payments to be made to HUBCO in the event that it terminates for reasons associated with a competing offer, is subject to certain conditions, including receipt of all regulatory approvals and the approval of Jefferson National Bank shareholders. A proxy statement describing the details of the merger is expected to be circulated to shareholders of Jefferson either in December 1994 or January 1995.

     As part of the merger agreement, Jefferson National Bank will be merged into Hudson United Bank, a subsidiary of HUBCO.

     HUBCO, Inc., with assets of $1.4 billion, owns Hudson United
Bank with 45 branches throughout Northern New Jersey. The acquisition of Jefferson will be HUBCO's tenth acquisition in the past four and one half years.